Via Fed Ex & Facimile

June 30, 2009

Dr. David Chess
Enhanced Care Initiatives, Inc.
Six Corporate Drive, Suite 420
Shelton, CT 06484

RE: Care Management Services Agreement

Dear David:

Reference is hereby made to the Care Management Services Agreement, dated as of October 1, 2007 (the “Agreement”) between Texas HealthSpring, LLC, HealthSpring of Tennessee, Inc., and Enhanced Care Initiatives, Inc. (ECI) as supplemented by that certain Supplemental Agreement dated January 1, 2008 between ECI and HealthSpring of Alabama, Inc., as further amended by that Amendment to Care Management Services dated October 1, 2008.

Pursuant to Section 5.2(e) of the Agreement, Texas HealthSpring, LLC and HealthSpring of Tennessee, Inc. hereby give notice to ECI of their intent to terminate the Agreement to be effective as of September 30, 2009.

This notice of termination shall not affect the Agreement with respect to HealthSpring, Inc. of Alabama, Inc.

Regards,

Shawn Morris
Executive Vice President &
President
HealthSpring of Tennessee

cc: Scott Huebner
Executive Vice President &
President
Texas HealthSpring